Exhibit 10.5
SEVERANCE PROTECTION AGREEMENT
     THIS AMENDED AND RESTATED SEVERANCE PROTECTION AGREEMENT is made and effective as of December 31, 2008, by and between Invacare Corporation, an Ohio corporation with its principal place of business at One Invacare Way, Elyria, Ohio 44036 (“Invacare” or the “Company”), and Gerald B. Blouch (the “Executive”).
WITNESSETH:
     WHEREAS, Executive is considered a key employee of the Company; and
     WHEREAS, the Company desires to retain and motivate Executive consistent with the terms of this Agreement; and
     WHEREAS, the Company and Executive, in order to insure Executive’s continued attention and dedication to his duties, previously entered into a certain severance protection agreement, effective as of October 1, 2002; and
     WHEREAS, the Company and Executive desire to amend and restate such previous agreement because of recent legislation and other economic factors and in order to further address Internal Revenue Code Section 409A;
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and Executive agree as follows:
     1. Acknowledgement of Position. The Company currently employs Executive as President and Chief Operating Officer of the Company, having those duties and responsibilities, and the authority, customarily possessed by the President and Chief Operating Officer of a major corporation and such additional duties as have been and may be assigned to him from time to time by the Chief Executive Officer and/or the Board of Directors of the Company (the “Board”) which are consistent with the positions of President and Chief Operating Officer of a major corporation. Service by Executive on the boards of other companies shall not be deemed to be a violation of this Agreement, provided such service does not significantly interfere with the confidentiality provisions or performance of his duties hereunder.
     2. Termination of Employment.
          A. Termination Due to Death or Disability. In the event that Executive’s employment with the Company is terminated due to his death or disability as defined in Section 3 hereof, respectively, his estate or his beneficiaries, as the case may be, shall be entitled to any payments or benefits (including salary, etc.) accrued but unpaid at the time of Executive’s termination due to his death or disability, all as payable under Company plans in effect at the time of termination. If Executive dies or becomes disabled during the term of this Agreement, the duties of the Company and Executive, one to the other, under this Agreement shall terminate as of the date of Executive’s death, except as provided above.
          B. Termination by the Company for Cause or Resignation by Executive other than for Good Reason. Upon Executive’s resignation other than for “Good Reason” as defined in Section 3, or upon the termination of Executive’s employment by the Company for “Cause” as defined in Section 3, Executive shall be entitled to any payments or benefits accrued but unpaid at the time of Executive’s termination by the Company for Cause or resignation by Executive other than for Good Reason, all as payable under Company plans in effect at the time of termination.
          C. Termination by the Company other than for Cause or Resignation of Executive for Good Reason. Upon Executive’s termination by the Company other than for “Cause” as defined in Section 3 of this Agreement, or by Executive for “Good Reason” as described in Section 3 of this Agreement, Executive shall be entitled to the following amounts and benefits:
(i)	Compensation payable to the extent of three times the amount of Executive’s then applicable annual base salary to be paid in a single sum no later than the earlier of six months and a day after the termination of employment or the 15th day of the 3rd month of the calendar year following the calendar year in which such termination of employment occurs (such earlier date being referred to herein as the “Short-term Date”);

(ii)	75% of Executive’s target bonus for the year in which employment terminates to be paid no later than the Short-term Date;

(iii)	Any then-outstanding stock option grant or award shall immediately vest in full as of the date of termination of employment (notwithstanding any provision therein contained); and

(iv)	The exercise period of any unexercised stock option shall be extended until the earlier of two (2) years after the date of termination of employment or expiration of the option (notwithstanding any provision therein contained). In addition, Executive shall be permitted to exercise any such option by means of a cashless exercise program, so long as (a) such program is allowed under all applicable laws and regulations, and (b) the Company is not required to recognize additional compensation expense as a result thereof.
     In the event Executive violates any of the Restrictive Covenants, as defined in Section 11 of this Agreement, Executive shall no longer be entitled to receive any further cash severance amounts pursuant to subclauses (i) and (ii) above (and shall be obligated to promptly repay to the Company any such amounts previously paid to him, with interest at a rate of 6% compounded annually for any period from the initial violation of the Restrictive Covenants until the date of repayment), and thereafter subclauses (iii) and (iv) shall terminate and instead, the treatment of Executive’s options will be governed by the terms of the option plans and agreements thereunder.
     3. Definitions.
          A. Disability.
               The term “disability” as used in this Agreement shall mean Executive’s inability, due to a mental or physical condition, to continue to provide services to the Company substantially consistent with past practice for a period of at least ninety (90) consecutive days, as evidenced by a written certification as to such condition from a physician designated by Executive and reasonably acceptable to the Board.
          B. Good Reason.
               Executive shall have “Good Reason” to terminate his employment under this Agreement if one or more of the events listed in (a) through (f) of this Section occurs and, based upon that event, Executive gives notice of his intention to terminate his employment effective on a date that is within 90 days of the initial occurrence of that event and Invacare does not cure the condition(s) constituting the event within 30 days after such notice:

(i)	Executive is subjected to a material Demotion or Removal involving the Executive’s authority, duties, or responsibilities or in those of the individual to whom the Executive is required to report;

(ii)	Executive’s Annual Base Salary, which shall mean his salary for the most recent fiscal year of the Company, is materially reduced (which for this purpose shall be deemed to occur if the reduction is equivalent to a five percent (5%) or greater reduction in the Executive’s Annual Base Salary);

(iii)	Executive’s opportunity for incentive compensation as an officer or employee of the Company is materially reduced from the level of his opportunity for such incentive compensation for the prior year, without his prior written consent (which for this purposes shall be deemed to occur if the reduction is equivalent to a five percent (5%) or greater reduction in Executive’s Annual Base Salary);

(iv)	Executive is excluded from full participation in any benefit plan or arrangement maintained for senior executives of the Company generally, and such exclusion materially reduces the benefits provided to the Executive;

(v)	Executive’s responsibilities, duties, or authority as an officer or employee of the Company are at any time materially reduced from those then currently held by him; or

(vi)	Executive’s principal place of employment is relocated more than 35 miles from One Invacare Way, Elyria, Ohio without his prior written consent.
          C. Cause.
               The employment of Executive by the Company shall have been terminated for “Cause” if any of the following has occurred:
(i)	Executive shall have been convicted of a felony;

(ii)	Executive commits an act or series of acts of dishonesty in the course of Executive’s employment which are materially inimical to the best interests of the Company and which constitutes the commission of a felony, all as determined by the vote of three-fourths of all of the members of the Board (exclusive of the Executive, if the Executive is a Director of the Company), which determination is confirmed by a panel of three arbitrators appointed and acting in accordance with the rules of the American Arbitration Association for the purpose of reviewing that determination;

(iii)	any federal or state regulatory agency with jurisdiction over the Company has issued a final order, with no further right of appeal, that has the effect of suspending, removing, or barring Executive from continuing his service as an officer or Director of the Company;

(iv)	after being notified in writing by the Board to cease any particular Competitive Activity, Executive shall intentionally continue to engage in such Competitive Activity while Executive remains in the employ of the Company; or

(v)	Executive shall fail to devote his full business time to the business of the Company (excluding for these purposes any services performed for any charitable organizations, or organizations where he is participating as the Company’s representative), which failure continues after 30 days following the Company’s notice to Executive specifying such failure, during which time he will have the right to cure.
          D. Demotion or Removal.
               Executive shall be deemed to have been subjected to “Demotion or Removal” if (other than by voluntary resignation or with Executive’s written consent) Executive ceases to hold the highest position as an employee/officer of Invacare held by him at any time during the effectiveness of this Agreement with all of the duties, authority, and responsibilities of that office as in effect at any time during the effectiveness of this Agreement.

          E. Competitive Activity.
               Executive shall be deemed to have engaged in “Competitive Activity” if Executive engages in any business or business activity (other than as a Director, officer, or employee of the Company) that violates Section 7 hereof.
          G. Termination.
               Termination (and related terms, such as “termination of employment” and “terminate employment” mean a situation in which) the Executive incurs a “separation from service” with Invacare and all of its Affiliates within the meaning of Code Section 409A, which includes:
(a)	a voluntary resignation or a resignation by Executive for Good Cause,

(b)	involuntary discharge by Invacare for any reason;

(c)	retirement;

(d)	a leave of absence (including military leave, sick leave, or other bona fide leave of absence) but only at the point that such leave exceeds the greatest of (i) six months, (ii) the period for which the Executive’s right to reemployment is guaranteed either by statute or by contract, or (iii) 12 months if such leave constitutes sick leave arising by reason of an injury to, or sickness of, Executive, which, in either case, (A) is expected to result in death or to last for a continuous period of not less than 6 months, and (B) renders the Executive unable to perform the duties of his position of employment or any substantially similar position of employment; or

(e)	a permanent decrease in Executive’s service to a level that is no more than twenty percent (20%) of its prior level.
For purposes of this subsection G, whether a separation from service has occurred is determined based on whether it is reasonably anticipated that no further services will be performed by the Executive after a certain date or that the level of bona fide services the Executive will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Executive has been providing services less than 36 months).
     4. Notice of Termination.
          Any termination of Executive’s employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto, which shall set forth the effective date of such termination (not earlier than the date of mailing, or delivery by other means, of the notice).
     5. Expenses.
          In the event either party to this Agreement shall be forced to enforce the terms of this Agreement, the party successfully enforcing such terms shall be entitled to reimbursement of its reasonable legal and accounting fees from the other party hereto.
     6. Term; Change of Control.
          This Agreement’s term shall begin on the effective date written above and shall terminate three (3) years thereafter or upon a Change of Control of the Company as defined in the Change of Control Agreement between Executive and the Company dated as of April 1, 2000, and as most recently amended and restated as of December 31, 2008, as the same may be further amended (the “Change of Control Agreement”); provided, however, that if such Change of Control does not occur, then the term of this Agreement automatically shall extend for additional one (1) year terms unless terminated by either party upon ninety (90) days written notice. For purposes of this Agreement, “Change of Control” shall have the meaning ascribed to it in the above referenced Change of Control Agreement. The Company and Executive acknowledge that if a Change of Control occurs, Executive will thereafter be protected to the extent and on the terms provided in the Change of Control Agreement (the payments under which are, similar to this Agreement, intended to be exempt from Internal Revenue Code Section 409A).
     7. Noncompetition.
          Executive agrees that from the date hereof until the end of the two (2) year period commencing on the date of his termination of employment with the Company or the two (2) year period after the last payment due to Executive hereunder, whichever occurs later (the “Noncompetition Period”), he will not, either directly or indirectly, in any capacity whatsoever,

(a) compete with the Company by soliciting any customer of the Company by whatever method or (b) operate, control, advise, be employed and/or engaged by, perform any consulting services for, invest in (other than the purchase of no more than 5 percent of the publicly traded securities of a company whose securities are traded on a national stock exchange) or otherwise become associated with, any person, company or other entity who or which, at any time during the Noncompetition Period, competes with the Company. As used above, “compete” is defined as the marketing, distribution or sale of products substantially similar to or directly competitive with those sold by the Company in any geographical area in which the Company maintains offices, sales agents, has customers or otherwise conducts business, at the time of Executive’s termination of employment. Executive further expressly represents and understands that if Executive’s employment is terminated, this Agreement will prohibit Executive from future employment with all major companies that compete with the Company, as defined in this Agreement, and as such, will constrain some of Executive’s overall possibilities for future employment. By Executive’s signature to this Agreement, Executive expressly represents that his training, education and background are such that his ability to earn a living shall not be impaired by the restriction in this Agreement.
     8. Nondisclosure.
          Executive agrees at all times to hold as secret and confidential (unless disclosure is required pursuant to court order, subpoena, in a governmental proceeding, arbitration, or pursuant to other requirement of law) any and all proprietary knowledge, technical information, business information, developments, trade secrets and confidences of the Company or its business, including, without limitation, (a) information or business secrets relating to the products, customers, business, conduct or operations of the Company or any of its respective clients, customers, consultants or licensees; and (b) any of the Company’s customer lists, pricing and purchasing information or policies (collectively, “Confidential Information”), of which he has acquired knowledge during or after his employment with the Company, to the extent that such matters (i) have not previously been made public or are not thereafter made public by or through the Executive, or (ii) do not otherwise become available to Executive, in either case, via a source not bound by any confidentiality obligations to the Company. The phrase “made public” as used in this Agreement shall apply to matters within the domain of the general public or the Company’s industry. Executive agrees not to use, directly or indirectly, such knowledge for his own benefit or for the benefit of others and not to disclose any of such Confidential Information without the prior written consent of the Company. At the termination of employment with the Company, Executive agrees to promptly return to the Company any and all written Confidential Information received from the Company which relates in any way to any of the foregoing items covered in this paragraph and to destroy any transcripts or copies Executive may have of such Confidential Information unless an alternative method of disposition is approved by the Company.
     9. Nonsolicitation/Noninterference/Nondisparagement.
          Executive agrees that during the period that is coterminous with the Noncompetition Period (the “Nonsolicitation Period”), he will not at any time, without the prior written consent of the Company, directly or indirectly solicit, induce, or attempt to solicit or induce any employee, former employee (as herein defined), agent, consultant, or other significant representative of the Company for the purpose of providing employment opportunities or to terminate such individual’s relationship with the Company. Executive further covenants and agrees that, during the Nonsolicitation Period, he will not, without the prior written consent of the Company, directly or indirectly, induce or attempt to induce any actual or prospective customers or suppliers of the Company to terminate, alter or change its relationship with the Company or otherwise interfere with any relationship between the Company and any of its actual or prospective suppliers or customers. A “former employee” shall mean any person who was employed by the Company at any time during the one (1) year period prior to Executive’s termination of employment with the Company. Executive further covenants that at all times after termination of his employment with the Company, Executive shall refrain from making any statements (whether oral, written or electronic) to any person or organization, including, but not limited to, members of the press and media, and other members of the public, which would disparage the Company or its officers, Directors or affiliates.
     10. Intellectual Property Assignment.
          Executive agrees that all ideas, improvements, computer programs, code, or flowcharts, inventions, and discoveries that are directly related to the business of the Company either as previously conducted or as conducted at any time during Executive’s employment, that Executive may have made or that Executive may make or conceive, alone or jointly with others, prior to or during Executive’s employment with the Company shall be the sole property of the Company, and Executive agrees:
(A)	to promptly disclose any such ideas, improvements, inventions, and discoveries to the Company; and

(B)	to treat such ideas, improvements, inventions, and discoveries as the trade secrets of the Company; and

(C)	not to disclose such ideas, improvements, inventions, and discoveries to anyone, both during and after Executive’s employment with the Company, without the Company’s prior written approval.
Executive hereby assigns all of Executive’s right, title and interest, in and to any such ideas, improvements, inventions, or discoveries, including any potential patent rights and any additional rights conferred by law upon Executive as the author, designer, or inventor thereof, to (a) vest full title in the idea, improvement, invention, or discovery in the Company, and (b) to enable the Company to seek, maintain or enforce patent or other protection thereon anywhere in the world.
          Executive agrees that the Company is the author (owner) of any work of authorship or copyrightable work (“Work”) created by Executive, in whole or in part, during Executive’s employment by the Company and directly relating to the business of the Company as previously conducted or as conducted at any time during Executive’s employment. Executive acknowledges that each writing and other literary Work , each drawing and other pictorial and/or graphic Work and any audio-visual Work, created by Executive, in whole or in part, and directly relating to his position or responsibilities with the Company has been prepared by Executive for the Company as a Work for hire. Executive agrees that in the event that such Work is not considered Work for hire, Executive hereby assigns all copyright and any other rights conferred in law unto Executive in and to such Work to the Company. Executive agrees that at the request of the Company, Executive will execute any documents deemed necessary by the Company to (a) vest full title to the Work in the Company, and (b) enable the Company to register, maintain, or enforce copyrights in the Work anywhere in the world. Executive will treat any such Work as the trade secrets of the Company and will not disclose it to anyone both during and after Executive’s employment by the Company, without the Company’s prior written approval.
     11. Internal Revenue Code Section 409A.

     This Agreement is intended to meet the requirements for exemption from (or to the extent not exempt, in compliance with) Internal Revenue Code Section 409A (including without limitation, the exemptions for short-term deferrals and separation pay arrangements), and this Agreement shall be so construed and administered. Notwithstanding anything in this Agreement to the contrary, Invacare may unilaterally amend this Agreement, retroactively or prospectively, while maintaining the spirit of this Agreement and after consultation with Executive, to secure exemption from (or, to the extent not exempt, to ensure compliance with), the requirements of Section 409A and to avoid adverse tax consequences to Executive thereunder. Furthermore, the Executive agrees to execute such further instruments and take such further action as may be necessary to comply with Section 409A or to avoid adverse tax consequences to Executive thereunder. In no event, however, shall this section or any other provisions of this Agreement be construed to require the Company to provide any gross-up for the tax consequences under Internal Revenue Code Section 409A of any provisions of, or payments under, this Agreement and the Company shall have no responsibility for tax or legal consequences to any Executive (or Beneficiary) resulting from the terms or operation of this Agreement, except as otherwise set forth in Section 14, below.
     12. Severability.
          In the event that Sections 7, 8, 9 or 10 (the “Restrictive Covenants”) hereof shall be found by a court of competent jurisdiction to be invalid or unenforceable as written as a matter of law, the parties hereto agree that such court(s) may exercise its discretion in reforming such provision(s) to the end that Executive shall be subject to noncompetition, nondisclosure, nonsolicitation/noninterference, nondisparagement and intellectual property assignment covenants that are reasonable under the circumstances and enforceable by the Company.
     13. Acknowledgment.
          Executive specifically acknowledges that the Restrictive Covenants are reasonable, appropriate, and necessary as to duration, scope, and geographic area in view of the nature of the relationship between Executive and the Company and the investment by the Company of significant time and resources in the training, development, and employment of Executive. Executive warrants and represents that in the event that any of the Restrictive Covenants become operative, he will be able to engage in other activities for the purpose of earning a livelihood, and shall not be impaired by these restrictions.

          Executive further acknowledges that the remedy at law for any breach of these covenants, including monetary damages to which the Company may be entitled, will be inadequate and that the Company, its successors and/or assigns, shall be entitled to injunctive relief against any breach without bond. Such injunctive relief shall not be exclusive, but shall be in addition to any other rights or remedies which the Company may have for any such breach.
          Executive further acknowledges that he is an “at will” employee of the Company and nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or Executive to have Executive continue as an officer of the Company or to remain in the employment of the Company.
     14. Limitation of Payment.
          Notwithstanding anything in this Agreement to the contrary, if receipt of any of the benefits hereunder would subject Executive to tax under Section 4999 of the Internal Revenue Code of 1986, as amended (or similar successor statute) (hereafter “Section 4999”), the Company shall promptly pay to Executive a “gross up” amount that would allow the Executive to receive the net after-tax amount he would have received but for the application of said Section 4999 to any payments hereunder, including any payments made pursuant to this Section 14.
     15. Successor to Invacare.
          The Company shall not consolidate with or merge into any other corporation, or transfer all or substantially all of its assets to another corporation, unless such other corporation shall assume this Agreement in a signed writing and deliver a copy thereof to Executive. Upon such assumption, the successor corporation shall become obligated to perform the obligations of the Company under this Agreement and the term “Company” as used in this Agreement shall be deemed to refer to such successor corporation.
     16. Notices.
          Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or by confirmed facsimile transmission (Chairman of the Board of the Company in the case of notices to the Company and to Executive in the case of notices to the Executive) or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as may be specified in accordance herewith):

If to Company:
Invacare Corporation
899 Cleveland Street
P.O. Box 4028
Elyria, OH 44036-2125
Attention: Chairman of the Board
If to Executive:
Gerald B. Blouch
1823 Arlington Row
Westlake, Ohio 44145
     17. Entire Agreement; Supercession.
          Except as otherwise specifically provided herein, this Agreement, including its attachments, contains the entire agreement between the parties concerning the subject matter hereof and incorporates and supersedes any and all prior discussions or agreements, written or oral, the parties may have had with respect to such subject matter including, without limitation, that certain severance protection agreement entered into by Invacare and the Executive as of October 1, 2002; provided, however, that except as expressly provided otherwise herein, nothing in this Agreement shall affect any rights Executive or anyone claiming through Executive may have in respect of either (a) any employee benefit plan which provides benefits to or in respect of the Executive or (b) any other agreements the Executive may have with the Company or an Affiliate, including the Change of Control Agreement, except to the extent any such employee benefit plan or other agreement provides benefits which are duplicative of those provided under this Agreement.
     18. Post-Mortem Payments; Designation of Beneficiary.
          In the event that, following the termination of Executive’s employment with the Company, the Executive is entitled to receive any payments pursuant to this Agreement and Executive dies, such payments shall be made to the Executive’s beneficiary designated hereunder. At any time after the execution of this Agreement, the Executive may prepare, execute, and file with the Secretary of the Company a copy of the Designation of Beneficiary form attached to this Agreement as Exhibit A. Executive shall thereafter be free to amend, alter or change such form; provided, however, that any such amendment, alteration or change shall be made by filing a new Designation of Beneficiary form with the Secretary of the Company. In the event Executive fails to designate a beneficiary, following the death of Executive all payments of the amounts specified by this Agreement which would have been paid to the Executive’s designated beneficiary pursuant to this Agreement shall instead be paid to Executive’s spouse, if any, if she survives Executive or, if there is no spouse or she does not survive Executive, to Executive’s estate.
     19. Representations and Warranties of the Company.
          The Company represents and warrants to Executive that (i) the Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio; (ii) the Company has the power and authority to enter into and carry out this Agreement, and there exists no contractual or other restriction upon its so doing; (iii) the Company has taken such corporate action as is necessary or appropriate to enable it to enter into and perform its obligations under this Agreement; and (iv) this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
     20. Governing Law.
          All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Ohio, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.
     21. Assignment.
          Neither the Company nor Executive shall assign this Agreement without the prior written consent of the other party hereto.
     22. Entire Agreement; Amendments; Waivers.
          As set forth in Section 17, this Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof. It may not be changed orally, but only by agreement, in writing, signed by each of the parties hereto. The terms or covenants of this Agreement may be waived only by a written instrument specifically referring to this Agreement, executed by the party waiving compliance. Any such waiver, amendment or modification on behalf of the Company, unless otherwise specified herein, may be authorized either by a simple majority of the Board (excluding Executive for all purposes) or a majority of the Compensation Committee members. The failure of the Company at any time, or from time to time, to require performance of any of Executive’s obligations under this Agreement shall in no manner affect the Company’s right to enforce any provision of this Agreement at a subsequent time; and the waiver by the Company of any right arising out of any breach shall not be construed as a waiver of any right arising out of any subsequent breach.
     23. Headings.
          The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
     24. Counterparts.
          This Agreement may be executed in multiple counterparts each of which shall be deemed an original but all of which together shall constitute one and the same document.
[Signature Page to Follow]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INVACARE CORPORATION “Invacare”
By	/s/ Joseph Usaj
Joseph Usaj, Senior Vice President

GERALD B. BLOUCH “Executive”
/s/ Gerald B. Blouch

Exhibit A
to Severance Protection Agreement
DESIGNATION OF BENEFICIARY

To:	Invacare Corporation Attention: Secretary
     I, the undersigned Gerald B. Blouch, am a party to a certain Amended and Restated Severance Protection Agreement with Invacare Corporation, an Ohio corporation, dated as of                           , 2008 (the “Agreement”). Pursuant to the Agreement, I have the right to designate a person or persons to receive, in the event of my death, any amounts that might become payable to me under the Agreement. I hereby exercise this right and direct that, upon my death, any amounts payable to me under the Agreement shall be distributed in the proportions set forth below to the following person(s) if he, she or they survive me, namely:

Beneficiary	Relationship	Percent Share

     If none of the above-designated person(s) survives me, any amounts payable under the Agreement shall be distributed to                       .
     Any and all previous designations of beneficiary made by me are hereby revoked, and I hereby reserve the right to revoke this designation of beneficiary.

Date:

Gerald B. Blouch